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                                                                      EXHIBIT 11

                       AMERICAN ONCOLOGY RESOURCES, INC.
                STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                              Year Ended December 31,
                                           -----------------------------
                                             1996       1995      1994
                                           --------   --------  --------
NET INCOME..............................   $ 17,650   $ 11,617  $  1,243
                                           ========   ========  ========
OUTSTANDING AT END OF PERIOD:
  Shares of Common Stock................     27,371     27,476    15,266
  Commitments to issue Common Stock at
   specific future dates................     17,463     15,262     5,994
  Effect of weighting...................       (606)    (6,428)   (1,230)
                                           --------   --------  --------
                                             44,228     36,310    20,030
                                           --------   --------  --------
Options to purchase Common Stock........      4,819
Effect of treasury stock method.........     (1,498)
Dilutive effect of options to purchase
 Common Stock granted April 1, 1994
  and prior.............................          -      1,168       846
                                           --------   --------  --------
Additional assumed shares for 1994 and
 1995 grants and issuances at less than
 the initial public offering price:
  Issued Common Stock...................                           1,270
  Commitments to issue Common Stock at
   specific future dates................                           7,898
  Options to purchase Common Stock......                 4,432     3,630
  Effect of treasury stock method.......          -     (1,772)   (3,864)
                                           --------   --------  --------
                                                  -      2,660     8,934
                                           --------   --------  --------
Total shares used in per share
 calculation............................     47,549     40,138    29,810
                                           ========   ========  ========
Net income per share....................      $0.37      $0.29     $0.04
                                           ========   ========  ========
ASSUMING FULL DILUTION:
  Outstanding per above.................     47,549     40,138    29,810
  Additional dilution resulting from
   use of period-end price per share if
   higher than average..................         71        222       370
                                           --------   --------  --------
Total shares used in per share
 calculation............................     47,620     40,360    30,180
                                           ========   ========  ========
Net income per share....................      $0.37      $0.29     $0.04
                                           ========   ========  ========